Exhibit 99.1

Neuronetics Reports Record Fourth Quarter and Record Full Year 2022 Financial and Operating Results

MALVERN, PA., March 7, 2023 – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company with a strategic vision of transforming the lives of patients whenever and wherever they need help with the best neurohealth therapies in the world, today announced its financial and operating results for the fourth quarter and full year of 2022.

Fourth Quarter 2022 Highlights

●	Fourth quarter 2022 revenue of $18.2 million, representing a 21% increase as compared to the fourth quarter 2021
●	Achieved record U.S. treatment session revenue of $12.5 million in the fourth quarter 2022
●	Increased NeuroStar System revenue 64% over the fourth quarter of 2021

Full Year 2022 Highlights

●	Full year 2022 revenue of $65.2 million, representing an 18% increase as compared to full year 2021
●	Full year 2022 U.S. treatment session revenue of $45.1 million
●	Full year 2022 U.S. NeuroStar Advanced Therapy revenue of $16.6 million

Recent Operational Highlights

●	Signed an exclusive and expanded commercial partnership with Greenbrook TMS which runs through 2028
●	Positive TMS coverage policy which expands patient access to NeuroStar Advanced Therapy for Mental Health, allowing Nurse practitioners (NPs) to order and provide TMS treatment to their patients with MDD
●	United Health Care and Optum indicated their benefits manager have expanded access to NeuroStar Advanced Therapy for Mental Health by reducing the number of prior failed medications from four to two. UHC policies cover 23.8 million lives
●	Announced a peer-reviewed publication that shows NeuroStar TMS as an effective non-drug treatment for depression with comorbid anxiety

Recent Commercial Highlights

●	Achieved milestones of over 145,000 global patients treated with more than 5.3 million of our Treatment Sessions, another Company record
●	During the fourth quarter, the Company shipped its 2,000th NeuroStar system
●	Over 75 accounts attended NeuroStar University in 2022

“Our strong performance in the fourth quarter reflects the positive impacts of our ongoing strategic initiatives such as the revamped sales force, innovative marketing programs, and continued physician and patient education. Performance was highlighted by record US Treatment Sessions revenue, while also achieving 64% year-over-year growth in US NeuroStar System revenue,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “We will continue to concentrate on execution for the remainder of the year in order to fuel growth and put ourselves in a position to achieve cash flow breakeven in 2024.”

Fourth Quarter 2022 Financial and Operating Results for the Three Months Ended December 31, 2022

	Revenues by Geography
	Three Months Ended December 31,
	2022	2021
	Amount	Amount	% Change

	(in thousands, except percentages)
United States	$17,513	$14,556	20%
International	685	466	47%
Total revenues	$18,198	$15,022	21%

Total revenue for the three months ended December 31, 2022, was $18.2 million, an increase of 21% compared to the three months ended December 31, 2021 revenue of $15 million. During the quarter, total U.S. revenue increased by 20% and international revenue increased by 47% over the prior year quarter. The U.S. and international revenue growth was primarily driven by an increase in NeuroStar Advanced Therapy System sales.

	U.S. Revenues by Product Category
	Three Months Ended December 31,
	2022	2021
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$4,616	$2,815	64%
Treatment sessions	12,450	$11,245	11%
Other	447	$496	(10)%
Total U.S. revenues	$17,513	$14,556	20%

	U.S. NeuroStar Advanced Therapy System
	Revenues by Type
	Three Months Ended December 31,
	2022	2021
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Capital	$4,371	$2,513	74%
Operating lease	43	85	(49)%
Other	202	217	(7)%
Total United States NeuroStar Advanced Therapy System revenues	$4,616	$2,815	64%

U.S. NeuroStar Advanced Therapy System revenue for the three months ended December 31, 2022, was $4.6 million, an increase of 64% compared to the three months ended December 31, 2021, revenue of $2.8 million. For the three months ended December 31, 2022, and 2021, the Company shipped 58 and 48 systems, respectively.

U.S. Treatment Session revenue for the three months ended December 31, 2022, was $12.5 million, an increase of 11% compared to the three months ended December 31, 2021 revenue of $11.2 million. The revenue growth was primarily driven by an increase in utilization, in particular among our local per-click customer segment.

In the fourth quarter of 2022, U.S. treatment session revenue per active site was approximately $11,500 compared to approximately $12,200 in the fourth quarter of 2021. The decline was primarily due to over 100 incremental sites introduced to our installed base and a slowdown in revenue from the service provider segment. Excluding Greenbrook and Success TMS, revenue per active site was consistent year over year.

Gross margin for the fourth quarter of 2022 was 75.9%, a decrease of approximately 50 basis points from the fourth quarter of 2021 gross margin of 76.4%.

Operating expenses during the fourth quarter of 2022 were $21.5 million, an increase of $3.1 million, or 17.1%, compared to $18.4 million in the fourth quarter of 2021. The increase was primarily driven by our expanded sales force, the opening of NeuroStar University and additional headcount in product development and clinical to support strategic project growth.

Net loss for the fourth quarter of 2022 was $(8.3) million, or $(0.31) per share, as compared to the fourth quarter 2021 net loss of $(7.6) million, or $(0.29) per share. Net loss per share was based on 27,207,184 and 26,371,382 weighted-average common shares outstanding for the fourth quarters of 2022 and 2021, respectively.

EBITDA for the fourth quarter of 2022 was $(6.5) million as compared to the fourth quarter of 2021 EBITDA of $(6.3) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Full Year Financial and Operating Results

	Revenues by Geography
	Year Ended December 31,
	2022	2021
	Amount	Amount	% Change

	(in thousands, except percentages)
United States	$63,406	$53,447	19%
International	1,800	1,865	(3)%
Total revenues	$65,206	$55,312	18%

Total revenues increased by $9.9 million, or 18%, from $55.3 million for the year ended December 31, 2021 to $65.2 million for the year ended December 31, 2022. For the period ended December 31, 2022, U.S. revenue increased by 19% and international revenue decreased by 3% over the comparative prior year period. The U.S. revenue growth was primarily due to an increase in NeuroStar Advanced Therapy System revenue. There was a marginal reduction in international revenue.

	U.S. Revenues by Product Category
	Year Ended December 31,
	2022	2021
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$16,575	$9,760	70%
Treatment sessions	45,077	41,933	7%
Other	1,754	1,754	—%
Total U.S. revenues	$63,406	$53,447	19%

	U.S. NeuroStar Advanced Therapy System
	Revenues by Type
	Year Ended December 31,
	2022	2021
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Capital	$15,792	$8,820	79%
Operating lease	222	$279	(20)%
Other	561	$661	(15)%
Total United States NeuroStar Advanced Therapy System revenues	$16,575	$9,760	70%

U.S. NeuroStar Advanced Therapy System revenue increased by $6.8 million, or 70%, in the year ended December 31, 2022 compared to the year ended December 31, 2021. For the period ended December 31, 2022 and 2021, the Company shipped 213 and 147 systems, respectively.

U.S. treatment session revenues increased by 7% from $41.9 million for the year end December 31, 2021 to $45.1 million for the year ended December 31, 2022. The revenue growth was primarily driven by an increase in treatment session volume over the prior year period.

Gross margin for the full year 2022 was 76.3%, a decrease of approximately 260 basis points from the full year 2021 gross margin of 78.9%. The decline was primarily due to an unfavorable revenue shift between NeuroStar capital and treatment session revenue.

Operating expenses during the full year 2022 were $84.8 million, an increase of $13.6 million, or 19.1%, compared to $71.2 million in the full year 2021. The increase was primarily driven by higher sales and marketing expense related to personnel, new marketing initiatives and opening of NeuroStar University. Our Research and Development costs were also higher in 2022, as the company invested in added personnel to support clinical research projects and continued upgrades to the NeuroStar Advanced Therapy system. Inflationary pressures resulted in higher travel expense.

Net loss for the full year 2022 was $(37.2) million, or $(1.38) per share, as compared to full year 2021 net loss of $(31.2) million, or $(1.22) per share. Net loss per share was based on 26,900,239 and 25,479,425 weighted-average common shares outstanding for the years ended 2022 and 2021, respectively. There were 27,267,867 shares outstanding as of December 31, 2022.

EBITDA for the full year 2022 was $(31.3) million as compared to $(26.1) million for the full year 2021. The decrease in EBITDA is primarily due to the increase in net loss in the current period compared to the comparative prior period. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $70.3 million as of December 31, 2022. This compares to cash and cash equivalents of $94.1 million as of December 31, 2021.

TMS Coverage Policies Updates

In February 2023, the National Government Services, Inc. (NGS), announced a healthcare policy update that increases access for patients to its NeuroStar® Advanced Therapy for Mental Health transcranial magnetic stimulation (TMS). The NGS policy, effective April 1, 2023, will allow non-physician practitioners (NPPs) who are within their scope of practice to order and provide TMS treatment to their patients with major depressive disorder (MDD). NGS is the Medicare Administrative Contractor for 6.3 million covered lives in MN, WI, IL, NY, NH, VT, ME, MA, RI, and CT.

An additional update in the revised NGS policy is a lower medication requirement – reduced from four failed medications to two prior to TMS treatment.

Greenbrook TMS Six Year Exclusive Partnership

In January 2023, the Company announced an expanded commercial partnership through year end 2028 with Greenbrook TMS Inc. a leading provider of transcranial magnetic stimulation therapy. Under the partnership agreement, Neuronetics will be the exclusive supplier of TMS equipment to Greenbrook. Over time, Neuronetics’ NeuroStar devices will replace competitive TMS devices at Greenbrook locations. The Companies will work jointly to grow through co-branding and co-marketing programs, enhanced patient and clinician awareness, improved patient access to care, and collaboration on product development and publications. The agreement also has minimum purchase commitments, and all treatment session purchases will convert to a “per-click” consumable model.

Data Published on Efficacy of Treating Anxious Depression with NeuroStar TMS

In January 2023, the Company announced a peer-reviewed publication that shows NeuroStar TMS as an effective non-drug treatment for depression with comorbid anxiety. The Journal of Clinical Psychiatry, presenting real-world evidence of the efficacy of NeuroStar Advanced Therapy for adult patients who suffer concurrently from anxiety symptoms and major depressive disorder (MDD), also known as anxious depression. Using data from TrakStar®, the world’s largest depression outcomes registry of more than 15,000 patients, the publication authors analyzed a sample of over 1,800 patients. These 1,800 patients were treated with NeuroStar TMS in commercial clinics and represented a diversity of patients with MDD and moderate-to-severe anxiety symptoms. Patients with anxious depression exhibited clinically meaningful anxiety symptom improvement and antidepressant effects.

Business Outlook

For the first quarter of 2023, the Company expects total worldwide revenue between $15.0 million and $16.0 million.

For the full year 2023, the Company now expects total worldwide revenue to be between $66.0 million and $72.0 million.

For the full year 2023, the Company expects total operating expenses to be between $84.0 million and $88.0 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on March 7, 2023, beginning at 8:30 a.m. Eastern Time.

The conference call will be broadcast live in listen-only mode via webcast at https://edge.media-server.com/mmc/p/cfhuftjj. To listen to the conference call on your telephone, participants may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at ir.neuronetics.com.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience and the largest TMS company in the industry, Neuronetics is redefining patient and physician expectations by designing and developing products that improve the quality of life for people suffering from psychiatric disorders. An FDA-cleared, non-drug, noninvasive treatment for people with depression, Neuronetics’ NeuroStar® Advanced Therapy system is today’s leading transcranial magnetic stimulation (TMS) treatment for major depressive disorder with over 4.8 million treatments delivered. NeuroStar is widely researched and backed by the largest clinical data set of any TMS system for depression, including the world’s largest depression Outcomes Registry. Our NeuroStar® Advanced Therapy system is also FDA-cleared to treat people suffering from obsessive-compulsive disorder, as well as for the treatment of comorbid anxiety symptoms (“anxious depression”) for adults with MDD suffering from anxiety symptoms. Neuronetics is committed to transforming lives by offering an exceptional treatment option that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s business outlook and current expectations for upcoming quarter and fiscal year 2023, including with respect to revenue, expenses, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of public health crises on the Company’s operations, manufacturing and supply chain interruptions or delays; the Company’s ability to execute its business strategy; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy for Mental Health System to generate revenues; the scale and efficacy of the Company’s salesforce; the Company’s ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy for Mental Health System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

Westwicke Partners

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Statements of Operations

(In thousands, except per share data)

	Three Months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues	$18,198	$15,022	$65,206	$55,312
Cost of revenues	4,389	3,538	15,483	11,653
Gross Profit	13,809	11,484	49,723	43,659
Operating expenses:
Sales and marketing	12,005	10,316	49,982	37,746
General and administrative	6,391	6,333	25,516	25,554
Research and development	3,139	1,743	9,336	7,923
Total operating expenses	21,535	18,392	84,834	71,223
Loss from Operations	(7,726)	(6,908)	(35,111)	(27,564)
Other (income) expense:
Interest expense	1,212	1,064	4,251	4,019
Other income, net	(649)	(337)	(2,203)	(390)
Net Loss	$(8,289)	$(7,635)	$(37,159)	$(31,193)
Net loss per share of common stock outstanding, basic and diluted	$(0.30)	$(0.29)	$(1.38)	$(1.22)
Weighted-average common shares outstanding, basic and diluted	27,207	26,371	26,900	25,479

NEURONETICS, INC.

Balance Sheets

(In thousands, except per share data)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$70,340	$94,141
Accounts receivable, net	13,591	7,706
Inventory	8,899	6,563
Current portion of net investments in sales-type leases	1,538	2,198
Current portion of prepaid commission expense	1,997	1,559
Current portion of note receivables	230	74
Prepaid expenses and other current assets	2,174	3,090
Total current assets	98,769	115,331
Property and equipment, net	1,991	1,220
Operating lease right-of-use assets	3,327	3,884
Net investments in sales-type leases	1,222	1,697
Prepaid commission expense	7,568	6,763
Long-term note receivable	362	10,110
Other assets	3,645	2,218
Total Assets	$116,884	$141,223
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,433	$4,299
Accrued expenses	14,837	8,233
Deferred revenue	1,980	2,501
Current portion of operating lease liabilities	824	670
Current portion of long-term debt, net	13,125	—
Total current liabilities	33,199	15,703
Long-term debt, net	22,829	35,335
Deferred revenue	829	1,471
Operating lease liabilities	2,967	3,539
Total Liabilities	59,824	56,048
Commitments and contingencies (Note 17)	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding on December 31, 2022, and December 31, 2021	—	—
Common stock, $0.01 par value: 200,000 shares authorized; 27,268 and 26,395 shares issued and outstanding on December 31, 2022, and December 31, 2021, respectively	273	264
Additional paid-in capital	402,679	393,644
Accumulated deficit	(345,892)	(308,733)
Total Stockholders’ Equity	57,060	85,175
Total Liabilities and Stockholders’ Equity	$116,884	$141,223

NEURONETICS, INC.

Statements of Cash Flows

(In thousands)

	Year ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(37,159)	$(31,193)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,648	1,060
Share-based compensation	8,746	7,869
Non-cash interest expense	709	715
Cost of rental units purchased by customers	92	203
Changes in certain assets and liabilities:
Accounts receivable, net	(6,317)	(3,054)
Inventory	(2,587)	(3,444)
Net investment in sales-type leases	1,114	324
Prepaid commission expense	(1,243)	(1,926)
Prepaid expenses and other assets	786	62
Accounts payable	(1,968)	276
Accrued expenses	6,604	910
Deferred revenue	(1,164)	215
Net Cash Used in Operating Activities	(30,739)	(27,983)

Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(3,269)	(2,353)
Repayment (Issuance) of promissory note	10,000	(7,486)
Net Cash provided by (Used in) Investing Activities	6,731	(9,839)

Cash Flows from Financing Activities:
Payments of debt issuance costs	(91)	—
Proceeds from exercises of stock options	298	2,435
Proceeds from common stock offering	—	80,972
Payments of common stock offering issuance costs	—	(401)
Net Cash (Used) Provided by Financing Activities	207	83,006
Net (Decrease) Increase in Cash and Cash Equivalents	(23,801)	45,184
Cash and Cash Equivalents, Beginning of Period	94,141	48,957
Cash and Cash Equivalents, End of Period	$70,340	$94,141

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021

	(in thousands)		(in thousands)
Net loss	$(8,289)	$(7,635)	$(37,159)	$(31,193)
Interest expense	1,212	1,064	4,251	4,019
Income taxes	—	—	—	—
Depreciation and amortization	604	292	1,648	1,060
EBITDA	$(6,473)	$(6,279)	$(31,260)	$(26,114)